EXHIBIT 8


                        _______________, 1994



Board of Directors
Meridian Bancorp, Inc.
35 North Sixth Street
Reading, PA 19601

Board of Directors
The Grange National Bank of Susquehanna County
220 Main Street
New Milford, PA 18834

Re:  Merger of The Grange National Bank of Susquehanna County
     With and Into Meridian Bank, a Wholly Owned Subsidiary of
     Meridian Bancorp, Inc.

Ladies and Gentlemen:

     You have requested our opinion in connection with the transaction contemplated by (i) the Joint Plan of Merger, dated as of April 26, 1993, between and among The Grange National Bank of Susquehanna County, a national banking association ("Grange"), Commonwealth Bank, a former Pennsylvania banking corporation, and Commonwealth Bancshares Corporation, a former Pennsylvania corporation ("Commonwealth"), (ii) a first Supplemental Agreement thereto, dated as of April 26, 1993, between and among Grange, Commonwealth Bank, Commonwealth, Meridian Bancorp, Inc., a Pennsylvania corporation ("Meridian"), and Meridian Bank, a Pennsylvania banking corporation, and (iii) a Second Supplemental Agreement thereto, dated as of February 17, 1994, between and among Grange, Meridian, and Meridian Bank (all of such documents being collectively referred to herein as the "Merger Agreement"), pursuant to which Grange will be merged with and into Meridian Bank, which will be the surviving bank (the "Merger"). On August 31, 1993, Commonwealth merged with and into Meridian, and Commonwealth Bank merged with and into Meridian Bank.

     At the Effective Date of the merger, each share of Grange common stock issued and outstanding immediately prior to such date will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 5.66 shares of Meridian common stock, subject to possible adjustment as provided in the Merger Agreement. No fractional shares of Meridian common stock will be issued. In lieu thereof, shareholders of Grange will receive cash in an amount determined pursuant to Section 1.4(e) of the Joint Plan of Merger. Shareholders of Grange who perfect their right to dissent to the Merger will be entitled to receive cash in exchange for their Grange common stock, as provided by applicable law. All shares of Grange common stock (i) held as treasury shares by Grange or
(ii) held by Meridian on the Effective Date of the Merger will be cancelled, and no shares of Meridian common stock or other property will be delivered in exchange therefor. Attached to and trading with each share of Meridian common stock are certain "poison pill" rights (the "Rights") issued pursuant to the Meridian Rights Agreement. This opinion is being furnished pursuant to Sections 2.6 and 3.7 of the Joint Plan of Merger.
All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Merger Agreement.

     In connection with our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the exhibits thereto, and such other documents as we have deemed necessary or appropriate for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the foregoing documents and upon statements and representations of officers and other representatives of Grange and Meridian, including certain written representations of the managements of Grange and Meridian annexed hereto. The opinions expressed herein are conditioned on the initial and continuing accuracy of the information and enumerated facts and representations contained in the aforesaid documents or otherwise referred to above.

     In preparing our opinion, we have considered applicable provisions of the Code, Treasury regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed relevant. Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for federal income tax purposes:

     1. Provided the Merger of Grange with and into Meridian Bank qualifies as a statutory merger under the applicable laws of the United States of America and the Commonwealth of Pennsylvania, such Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     2. Meridian, Meridian Bank and Grange will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

     3. Except for any loan loss reserve that may be required to be recaptured with respect to Grange, no gain or loss will be recognized by Grange upon the transfer of its assets to Meridian Bank in exchange for Meridian common stock (including fractional share interests) and the assumption by Meridian Bank of the liabilities of Grange, or the distribution of Meridian common stock received in the exchange to its shareholders.

     4. Except for any loan loss reserve that may be required to be recaptured with respect to Grange, no gain or loss will be recognized by either Meridian or Meridian Bank upon the receipt by Meridian Bank of the assets of Grange in exchange for Meridian common stock (including fractional share interests) and the assumption of Grange's liabilities by Meridian Bank.

     5.   The basis of the Grange assets in the hands of Meridian
Bank will be the same as the basis of such assets in the hands of Grange immediately prior to the Merger.

     6. The holding period of the assets of Grange to be received by Meridian Bank will include the period during which the assets were held by Grange.

     7. No gain or loss will be recognized by the shareholders of Grange on the receipt of Meridian common stock (including fractional share interests) solely in exchange for their shares of Grange common stock.

     8. The basis of the Meridian common stock (including fractional share interests) to be received by the Grange shareholders in the Merger will be the same as the basis of the Grange common stock surrendered in exchange therefor.

     9. The holding period of the Meridian common stock (including fractional share interests) to be received by the Grange shareholders in the Merger will include the period during which the Grange shareholders held their Grange common stock, provided the shares of Grange common stock are held as a capital asset on the Effective Date.

     10. The payment of cash in lieu of fractional share interests of Meridian common stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by Meridian. Such cash payments will be treated as having been received as distributions in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Code.

     11. The Rights transferred with the shares of Meridian common stock will not constitute "other property" within the meaning of Section 356(a)(1)(B) of the Code.

     12. As provided in Section 381(c)(2) of the Code and related Treasury regulations, Meridian Bank will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Grange as of the date of the Merger. Any deficit in the earnings and profits of Meridian Bank or Grange will be used only to offset the earnings and profits accumulated after the Effective Date.

     13. Pursuant to Section 381(a) of the Code and related Treasury regulations, Meridian Bank will succeed to and take into account the items of Grange described in Section 381(c) of the Code. Such items will be taken into account by Meridian Bank subject to the conditions and limitations of Sections 381, 382, 383, and 384 of the Code and the Treasury regulations thereunder.

     Except as set forth above, we express no other opinion as to the tax consequences of the Merger and related transactions to any party under federal, state, local or foreign laws. We are furnishing this opinion to you solely in connection with the Merger and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                              Very truly yours,